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                                  EXHIBIT 10.91

                              MADISON PARK, L.L.C.
                                30 East 71st #1A
                               New York, NY 10021
                                 (212) 717-0520
                                 (212) 717-4263

                              as of October 1, 2004

CONFIDENTIAL

EZCORP, Inc.
1901 Capital Parkway
Austin, TX 78746

Gentlemen:

The purpose of this letter is to set forth the agreement and understanding as of October 1, 2004 between EZCORP, Inc. ("EZCORP") and Madison Park, L.L.C. ("Madison Park") regarding advisory services to be rendered by Madison Park to EZCORP (the "Agreement").

         1. EZCORP hereby engages Madison Park to provide the advisory services related to EZCORP's current and on-going business as well as its FY05-FY07 long term strategic plan, as modified by EZCORP from time to time. The Exhibit "A" attached hereto and incorporated herein more fully describes the advisory services.

         2. Madison Park hereby accepts the engagement described in paragraph 1 above. As compensation for its services, EZCORP shall pay Madison Park an annual retainer fee, payable in monthly installments (the "Retainer"). The Retainer shall be $1,200,000 per annum.

         3. The term of Madison Park's engagement shall extend from October 1, 2004 through September 30, 2007. The Agreement shall terminate on September 30, 2007 unless terminated earlier as provided for herein. Paragraph 5. herein shall survive any termination or expiration of this Agreement.

         4. EZCORP shall reimburse Madison Park for its out-of-pocket travel and entertainment expenses incurred in order to render the services contemplated to be provided by Madison Park pursuant to this Agreement. Any other expenses must be agreed to by EZCORP in advance. The expenses shall be documented in a similar manner applicable to EZCORP's executive officers and paid by EZCORP within 30 days after receipt by EZCORP of a detailed invoice including supporting documentation.

         5. EZCORP, in its sole discretion, may terminate this Agreement with or without cause upon 10 days written notice to Madison Park. Madison Park may terminate this Agreement as follows: (1) upon 90 days advance written notice to EZCORP, on September 30 of any year during the term of this Agreement; or (2) for cause. In the event of termination, EZCORP may offset any sum due or that becomes due under this Agreement against any monies due EZCORP from Madison Park.

         6. (a) EZCORP agrees to indemnify and hold harmless Madison Park, its affiliates, the respective officers, directors, employees, consultants, associates and agents of Madison Park and its

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         affiliates, and any person controlling Madison Park or any of its affiliates within the meaning of either Sections 15 of the Securities Act of 1933 or Sections 9 of the Securities Exchange Act of 1934 (Madison Park, its affiliates and any such person being referred to herein as an "indemnified person") in connection with this engagement from and against all claims, costs, expenses, liabilities, losses and damages (or actions in respect thereof) related to or arising out of this engagement or Madison Park's connection therewith; provided, however, that EZCORP shall not be responsible for any claims, costs, expenses, liabilities, losses or damages of an indemnified person to the extent that it is finally determined by a court or other tribunal of competent jurisdiction that they resulted primarily from actions taken or omitted to be taken by such indemnified person due to such indemnified person's recklessness, willful misconduct or bad faith or that they arose primarily out of or were based primarily upon any untrue statement or omission made (i) in any document or writing in reliance upon and in conformity with information furnished to EZCORP by such indemnified person for use in such document or writing or (ii) in any document in connection with the engagement without the prior approval of EZCORP.

            (b) If any action or proceeding, including, but not limited to, any governmental investigation, shall be brought or asserted against an indemnified person in respect of which indemnity shall be sought from EZCORP, such indemnified person shall notify EZCORP in writing within five days of indemnified person's knowledge of such claim, action or proceedings, and EZCORP shall assume the defense thereof, including, but not limited to, the employment of counsel reasonably satisfactory to such indemnified person and the payment of all fees and disbursements of such counsel and all other expenses related to such actions or proceeding. Such indemnified person shall have the right to employ separate counsel in any such action or proceeding to participate in defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such indemnified person unless (i) EZCORP has agreed to pay such fees and expenses or (ii) EZCORP shall have failed to timely assume the defense of such actions or proceeding, to employ counsel reasonably satisfactory to such indemnified person in any such action or proceeding and if requested by such indemnified person, to confirm in writing that it is obligated to indemnify such indemnified person against all claims, costs, expenses, liabilities, losses and damages related to or arising out of such action or proceeding in accordance with this agreement or (iii) counsel shall determine that there is or could reasonably be expected to be a conflict of interest by reason of having common counsel in any action or proceeding, in which case, if such indemnified person notifies EZCORP in writing that it elects to employ separate counsel at the expense of EZCORP, EZCORP shall not have the right to assume the defense of such action or proceeding on behalf of any such indemnified person, it being understood, however, that EZCORP shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified person, which firm shall be designated in writing by such indemnified person. EZCORP shall not be liable for any settlement of any such action or proceeding effected without EZCORP's written consent, which should not be unreasonably withheld. If settled with EZCORP's prior written consent or if there be a final and nonappealable judgment for the plaintiff in any such action or proceeding, EZCORP agrees to indemnify and hold harmless such indemnified person from and against any loss or liability to the extent stated above by reason of such settlement or judgment.

            (c) If for any reason the indemnification provided herein is unavailable to an indemnified person under paragraph 5(b) above in respect of any claims, costs, expenses, liabilities, losses or damages referred to therein or if such indemnification shall be insufficient to hold such indemnified person harmless from all such claims, costs, expenses, liabilities, losses or damages, then EZCORP, in lieu of indemnifying such indemnified person shall contribute to the amount paid or payable by such indemnified person as a result of such claims, costs, expenses, liabilities, losses or damages, (i) in such proportion as is appropriate to reflect the relative benefits received by EZCORP on the one hand and such indemnified person on the other hand or (ii) if the

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         allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of EZCORP, on the one hand, and such indemnified person, on the other, as well as any other relevant equitable consideration. The amount paid or payable by a party as a result of the claims, costs, expenses, liabilities, losses or damages, referred to above shall be deemed to include, subject to the limitations set forth in paragraph 5(b) any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Notwithstanding the provisions herein, Madison Park shall not be required to contribute any amount in excess of the amount of fees received by Madison Park under this Agreement

         7. The terms of this Agreement and the advice provided under this Agreement shall not be disclosed to any party without the express written consent of Madison Park, except (i) any EZCORP regulatory filing, (ii) a court proceeding, or (iii) as required by law.

         8. This Agreement shall be governed by the laws of the State of New
         York.

                                    * * * * *

If the foregoing correctly sets forth the understanding and agreement between Madison Park and EZCORP, please so indicate in the space provided below for this purpose, whereupon this letter shall constitute a binding agreement.

                                            MADISON PARK, L.L.C.

                                            ________________________________
                                            By:      Virginia D. Dodson
                                            Title:   Vice President

AGREED AND ACCEPTED ON THIS DAY OF _____________, 2004 and effective as of October 1, 2004.

EZCORP, INC.

___________________________________________
By:  Joseph R. Rotunda
Title:  Chief Executive Officer and President

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                          EXHIBIT A: ADVISORY SERVICES

         MERGER, ACQUISITIONS AND DIVESTITURES

1. Review acquisition and divestiture plans. Make recommendations that strengthen acquisition and divestiture programs. Suggest other types of business structures (e.g., including joint ventures, partnerships, etc.) for acquisition targets.

2.       Review progress in achieving its acquisition and divestiture goals.

3. Assist in identifying and screening potential acquisition targets in light of corporate objectives. Review and evaluate the target's historical and projected financial performance, including assumptions used in the candidate's valuation and integration.

4. Assist in identifying relationship and operating integration risks and issues associated with a candidate. Assist in identifying business problems related to the candidate, including assumptions and strategies related to resolving relationship and operating risks.

5. Review terms and conditions of an acquisition contracts and recommend changes to terms and conditions where considered appropriate. Assist in developing and formulating alternative negotiating positions. Facilitate or participate, as requested, in negotiations.

6. Assist in divesting unprofitable stores or business segments. Provide feedback on assumptions and strategies for divestitures.

STRATEGIC PLANNING AND CORPORATE DEVELOPMENT

1. Review long-term planning and annual budgeting. Recommend alternative courses of action and strategy to strengthen these programs.

2. Assist in assessing operating and strategic objectives, including new business development and financial proforma models. Recommend alternatives and other strategies.

3. Assist in identifying potential new business ventures and partners. As requested, assist in developing business plans and other financial analyses to support negotiations with new business relationships.

4. Review external sources of information about EZCORP (e.g., industry reports, competitors, industry associations, financial institutions, internet databases, etc.). Assess strengths and weaknesses as suggested by external sources. Recommend alternative courses of action and strategies to address weaknesses.

5. Review major business factors in the industries in which EZCORP operates, including trends and market growth with respect to competitors and the market as a whole. Recommend initiatives to increase market share in light of indicated trends (e.g., introduction of new products, services, or markets, etc.).

6. As requested, advise as to senior management structure, compensation, recruitment, retention, incentives, and development.

7. Review competitive product and service offerings. Recommend initiatives to strengthen the Company's product and service offerings.

                               INVESTOR RELATIONS

1. Review current investor relations strategy, including the types of information furnished to the investment community. Recommend initiatives to improve and expand the current strategy, including building new relationships with the investment community and strengthening existing relationships.

2. Review research analyst relationships. Recommend initiatives to strengthen existing analyst relationships. Assist in identifying new analyst relationships.

3. Assist in developing investment communications strategy with the investment community including one-on-one meetings, road shows, and initiation of new coverage by investment banks, institutional and international investors.

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TREASURY

1.       Review liquidity and access to credit, capital, and other markets.

2. Review financial strengths and weaknessnes, including access to credit, capital, and other markets. Recommend initiatives that enhance liquidity and access to credit and capital markets.

3. Review current relationships with commercial banks, investment banks and brokerage firms, and other financial institutions. Recommend initiatives to improve and expand these relationships and, as requested, assist in identifying, facilitating, structuring, negotiating, modifying and developing such relationships.

4. As requested, review presentations to commercial banks, financial institutions, institutional investors, investment banking and brokerage firms. Advise as to the content of such presentations, including assumptions and other relevant matters.

5.       Assist in identifying new cash generation sources.

6. Review investment management strategies. Recommend initiatives to strengthen investment practices and increase returns, as appropriate.

7. Assist in identifying debt, equity and other capital market raising opportunities, domestic and international, including evaluating various alternatives. Assist in analyzing and structuring debt and equity transactions.

OTHER ADVISORY SERVICES

1. As requested, review tax practices and policies, and assist in evaluating different alternatives or initiatives.

2. As requested, assist in evaluating operating performance, including recommendations for improvement. Assist in evaluating future growth and expansion plans (including key assumptions), store model development and other market strategies such as site selection and requirements, visual marketing and store design, etc.

3. Assist in evaluating cost structure, including service delivery costs. Recommend alternatives to modify business models, improve service capabilities and lower costs,.

4. Periodically review financial condition and results of operations to evaluate strengths and weaknesses of financial performance. Recommend improvements to financial performance.

5. Advise as to dividend policy and other corporate transactions, including stock repurchases, stock splits, recapitalizations, restructurings, etc.